Exhibit 3.37

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EPT MAD RIVER, INC.

The undersigned, EPT Mad River, Inc., a Missouri corporation (the “Corporation”), for the purpose of amending and restating the Amended and Restated Articles of Incorporation of the Corporation in their entirety, in accordance with The General and Business Corporation Law of Missouri, does hereby make and execute these Second Amended and Restated Articles of Incorporation and does hereby certify that:

I. The name of the Corporation is EPT Mad River, Inc.

II. The Second Amended and Restated Articles of Incorporation set forth below were adopted by the board of directors and the sole shareholder of the Corporation on June 7, 2010.

III. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended and restated by deleting the current Restated Articles of Incorporation of the Corporation, as amended, in their entirety and inserting in lieu thereof, the following Second Amended and Restated Articles of Incorporation:

ARTICLE I

The name of the Corporation is EPT Mad River, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Missouri is 120 S. Central Avenue, Clayton, Missouri 63105. The name of the Corporation’s registered agent at such address is CT Corporation System.

ARTICLE III

The Corporation shall have authority to issue One Thousand (1,000) shares of common stock having a par value of One Cent ($.01) per share, aggregating $10.00. There shall be no preferences, qualifications, limitations, restrictions, or special or relative rights, including convertible rights, in respect of the shares herein authorized.

ARTICLE IV

Holders of issued and outstanding shares of any class of stock of the Corporation shall not have a preemptive right to subscribe for or acquire any shares of stock of such class or any other class, or any other securities of any kind, hereafter issued by the Corporation.

ARTICLE V

The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Directors need not be shareholders of the Corporation unless the Bylaws of the Corporation require them to be shareholders.

ARTICLE VI

The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, unless otherwise required by law, the Bylaws of the Corporation may from time to time be altered, amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote with respect thereto; (ii) by resolution adopted by a majority of the Board of Directors at a meeting thereof; or (iii) by unanimous written consent of all the shareholders entitled to vote with respect thereto or all the directors in lieu of a meeting; provided, however, that the power of the directors to alter, amend, suspend or repeal the Bylaws, or to adopt new Bylaws, may be denied as to any Bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

ARTICLE VII

The duration of the Corporation is perpetual.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE IX

The Corporation’s business and purpose shall consist of the acquisition, investment, ownership, lease, operation and management of real estate and such activities as are necessary, incidental or appropriate in connection therewith and any lawful act or activity for which corporations may be organized.

IV. The number of shares of stock of the Corporation outstanding was 100 and the number of shares entitled to vote on the amendment was 100 shares of common stock.

V. The number of shares of the Corporation voted for the amendment was 100 and the number of shares voted against the amendment was 0.

VI. These Second Amended and Restated Articles of Incorporation hereby supersede the original Articles of Incorporation and all amendments thereto.

These Second Amended and Restated Articles of Incorporation have been executed on behalf of the Corporation by its Vice President as of June 7, 2010.

EPT MAD RIVER, INC.

By:	/s/ Michael L. Hirons
Michael L. Hirons, Vice President

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